Exhibit 99.1

PRESS RELEASE Spring Lake, Michigan, January 16, 2014

VAPESTICK® AND BLUEBOX CORPORATE FINANCE FOUNDERS JOIN
VICTORY ELECTRONIC CIGARETTES’ BOARD OF DIRECTORS

SPRING LAKE, MICHIGAN, January 16, 2014 – Victory Electronic Cigarettes Corporation (OTCQB: ECIG), the emerging leader in the electronic cigarette industry, today announced the appointments of Michael Clapper, co-founder of VAPESTICK® electronic cigarettes and Paul Herman, co-founder of Bluebox Corporate Finance to its Board of Directors.  Both gentlemen have outstanding track records of success in corporate finance, mergers and acquisitions, marketing and distribution, and expand the global breadth and depth of Victory’s Board.

Mr. Michael Clapper was the co-founder, Chairman and Chief Executive Officer of VAPESTICK®, one of Europe's leading brands for electronic cigarettes and a founding board member of the European Electronic Cigarette Industry Trade Association (ECITA), before assuming the role of President International for Victory.   Prior to forming VAPESTICK®, he was the Founder & CEO at Enterprise Group, a UK-based company which became one of the UK's largest distributors of mortgages and loans, where Michael was also named as  'Business Leader of the Year' at the British Mortgage Awards in 2008.

Mr. Clapper has an outstanding record of success in both financial products and FMCG, specializing in multi-channel marketing and distribution, start-ups, brand building, and e-commerce. He is a regular e-cig industry commentator on UK radio and television and still sits on the board of ECITA.

Michael Clapper noted, “I am honored and humbled to be joining Victory’s Board of Directors, and excited at the same time about the value I believe I can bring to the strategic direction and governance of the firm.  The other Board members are world-class executives and I expect to augment the group with in-depth European market and Electronic Cigarette category insights.”

Mr. Paul Herman, co-founder of Bluebox Corporate Finance Group along with Mr. James Caan, was instrumental in facilitating the sale of VAPESTICK® to Victory.  Bluebox provides advice to shareholders to maximizing shareholder value and supports companies with transformative mergers and acquisitions. Prior to forming Bluebox, Mr. Herman was one of the senior partners at Cavendish Corporate Finance where he focused exclusively on mid-market M&A and the sale of private companies. During his time at Cavendish, Mr. Herman advised on the sale of over 25 companies and led many of the partnership's highest profile and most successful transactions including the sales of Princess Yachts, Mappin & Webb, Smythson of Bond Street, Gü Chocolate Desserts and Watches of Switzerland.

Mr. Herman is a recognized authority in mid-market corporate finance, and will be assuming the additional role of head of Victory’s Audit Committee in addition to serving as a Director on the Board. Paul Herman commented: “It is a great honour to be asked to join the Board of Victory on the back of our transaction between Victory and VAPESTICK®.  This is a truly exciting time in Victory’s evolution.   The e-cigarette category is ripe for consolidation and to have advised on a deal where all of our clients’ objectives have been met is something we are particularly proud of.”

Brent Willis, Chairman and CEO of Victory Electronic Cigarettes and a former senior leader of a number of multi-billion dollar global companies commented, “We are extremely pleased to have Michael and Paul join the governance team of the corporation and are confident they will align with us in guarding the interests of our shareholders.  Both gentlemen bring tremendous business, financial, and global market acumen to the team to support Victory in its efforts to consolidate the electronic cigarette industry.”

VICTORY ELECTRONIC CIGARETTES CORPORATION	PRESS RELEASE P/2

About VAPESTICK™
VAPESTICK®, a wholly owned subsidiary of Victory Electronic Cigarettes, is one of Europe’s leading brands of premium e-cigs.  With its distinctive black and chrome style designs and signature blue light tips, VAPESTICK® has grown to become one of the most recognized brands in the market and currently sells its products both online www.vapestick.co.uk and through thousands of retail outlets across UK and Europe, including Tesco, Costco, Harrods and WHSmith.  VAPESTICK® was recently ranked number one in consistency and product delivery of all leading UK brands in an independent study initiated by the UK’s Department of Health. The business is a founding board member of ECITA (European Electronic Cigarette Industry Trade Association).

About Victory
Victory Electronic Cigarettes is dedicated to providing a cleaner and healthier alternative to smoking for all, and intends to empower smokers to regain their freedom. Victory is one of the leading companies in this rapidly emerging and fast-growing market.  Victory offers consumers a full product portfolio that incorporates the highest quality and latest technology, and has been rated as superior in real tobacco taste amongst major brands. Recently public, Victory's experienced management team is positioned to leverage its differentiated portfolio, distinct go-to-market approach, and low-cost infrastructure to accelerate growth and drive significant value for its shareholders.  The Company owns a range of brands for different markets and customers, has applied for patents on breakthrough technology, and operates the website www.victoryecigs.com.

Safe Harbor Disclosure
This press release contains forward-looking statements reflecting management's current expectations regarding future results of operations, economic performance, financial condition and achievements of Victory, including statements regarding Victory’s expectation to see continued growth.  The forward-looking statements are based on the assumption that operating performance and results will continue to materialize consistent with recent trends.  Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include: Victory’s reliance on additional financing, as Victory has not achieve profitability; risks associated with Victory’s products, including that they may pose a health risk; governmental regulations may impact Victory’s business; the market or consumers may not accept Victory’s products; Victory relies on a single class of products; existing or pending patents may affect Victory’s business; and other factors disclosed in the Company's filings with the Securities and Exchange Commission. Unless required by applicable law, Victory undertakes no obligation to update or revise any forward-looking statements.

For investor inquiries please contact:
James Palczynski
Partner, ICR, Inc.
Tel: 203.682.8229
Email: jp@icrinc.com
www.victoryecigs.com
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